Exhibit 99.1

Syntel Announces Special Dividend, Early Payment of Regular Dividend and Discontinuance of Future Regular Dividends

TROY, Mich., December 7, 2012 — Syntel, Inc. (Nasdaq:SYNT), a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) services, today announced that its Board of Directors has declared a special cash dividend of two dollars and twenty-five cents ($2.25) per share, on Syntel’s common stock, payable on December 28, 2012 to shareholders of record at the close of business on December 18, 2012. The aggregate amount of payment to be made in connection with this special cash dividend will be approximately $94 million.

In addition, Syntel announced that its Board of Directors has declared a regular quarterly dividend of six cents ($0.06) per share, on Syntel’s common stock, also payable on December 28, 2012 to shareholders of record at the close of business on December 18, 2012. The Company also announced that the Board of Directors has discontinued all future regular quarterly dividends.

Syntel also announced that it has entered into an agreement to increase its line of credit with JPMorgan Chase Bank, N.A. from $20 million to $50 million and to draw upon the line of credit for $50 million to be used as partial funding for the special cash dividend. In connection with the increase in its line of credit, the Company has provided a security interest in the U.S. assets of Syntel, Inc. and certain of its U.S. subsidiaries.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of September 30, 2012, Syntel employed more than 20,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 or from other factors not currently anticipated.

Contacts:

Zaineb Bokhari, Syntel, 646-538-9898, zaineb_bokhari@syntelinc.com